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                                                                   Exhibit 10.24

            Amendment to Employment Agreement, dated as of February 27, 2004 (this "Agreement"), among Memory Pharmaceuticals Corp., a Delaware corporation (the "Company") and Axel Unterbeck (the "Executive")

            The Executive and the Company entered into a Employment Agreement dated as of January 5, 1998 (the "Original Employment Agreement").

            The Original Employment Agreement was amended by a letter agreement dated as of November 12, 1999, March 4, 2002 and August 20, 2002, each between the Company and the Executive (the Original Employment Agreement as amended by such amendments is referred to as the "Existing Employment Agreement").

            The Executive and the Company desire to further amend the Existing Employment Agreement as set forth herein (the Existing Employment Agreement as amended by this Agreement shall hereinafter be the "Employment Agreement").

            In consideration of the premises and the mutual covenants and agreements hereinafter contained the receipt and sufficiency of which is acknowledged, the parties agree as follows:

            1. Definitions; Conflicts. Unless otherwise specified, all capitalized terms used but not defined in this Agreement have the meanings ascribed to such terms in the Existing Employment Agreement. Except as specifically amended by this Agreement, the Existing Employment Agreement remains in full force and effect. Wherever the terms of this Agreement and the Existing Employment Agreement conflict, this Agreement shall control.

            2. Amendments to Existing Employment Agreement. The Existing Employment Agreement shall be amended as follows:

                  a. Section 3(c) is hereby deleted in its entirety, and in lieu thereof, there is substituted the following:

                  "(c) Annual Bonus. You will be eligible to receive annual bonus payments dependent on the performance of the Company and your individual performance, subject to the discretion of the Board of Directors. Your target bonus will be equal to ___________ (__%) of your base salary, assuming the achievement of such Company and individual performance objectives."

                  b. Section 7(c) is hereby deleted in its entirety, and in lieu thereof, there is substituted the following:

                  "(c) Severance. Upon termination for any reason, the Company will pay you within two weeks of such termination, your current base salary earned through the
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                  termination date, plus accrued vacation, if any, and other benefits or payments, if any, to which you are entitled. In the event you are terminated by the Company, without Cause, then the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical, dental, life and disability insurance for a period of six (6) months. Further, for the period commencing seven months following such termination and ending twelve months after such termination, the Company will continue to pay you your bi-weekly rate in effect at the time of termination and provide and pay the Company's portion of your medical, dental, life and disability insurance, except that such severance payments made to you during this period will be reduced by all 1099 and W-2 income earned or received by you during such period, including income earned or received from consulting services or temporary employment, and the Company's payments for your medical, dental, life and disability insurance will terminate when you have such coverage through any new employer before the end of the twelve month period following your termination. The Company will reconcile such payments with you quarterly, and any additional payments owed to you by the Company, and any payments owed to the Company by you, will be paid respectively within two weeks following such reconciliation period. In addition, if you were terminated by the Company without Cause, you will be entitled to accelerated vesting of twenty-five percent (25%) of your unvested stock options as of the date of your termination of employment. Your unvested stock options will become fully vested in connection with an acquisition of the Company, under circumstances where the terms of your employment are changed or your employment is terminated by the acquiring company, in accordance with the terms of the Company's 1998 Employee, Director and Consultant Stock Option Plan (a copy of which has been provided to you). The Company will not be obligated to continue any such payments to you or accelerate vesting of your stock options under this Section 7(c) in the event you materially breach any of the provisions of Sections 4, 5 or 6. Notwithstanding any termination of your employment, you will continue to be bound by the provisions of Sections 4, 5 and 6.


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            3. Miscellaneous. This Agreement constitutes the entire
understanding of the parties with respect to the subject matter hereof and supersedes any and all prior understandings and agreements, whether written or oral, with respect to such subject matter. This Agreement may be executed in counterparts, which together shall constitute one and the same instrument. Any amendment or modification of this Agreement or waiver of any right, in whole or in part, will be effective only if it is in writing and signed by the parties hereto. This Agreement shall be governed by and construed in accordance with the laws (other than the conflict of laws rules) of the State of New Jersey.


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            IN WITNESS WHEREOF, each of the parties has caused this Agreement to be duly executed and delivered as of the date first above written.


                                     Memory Pharmaceuticals Corp.


                                     By:
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                                         Name: Tony Scullion
                                         Title: Chief Executive Officer


                                     -------------------------------------------
                                     Axel Unterbeck